Exhibit 99.1

For Immediate Release

PLx Pharma Inc. Reports Second Quarter 2021 Results and Provides Business Update

-- Walmart, Walgreens, Rite Aid, CVS and many other retailers placing VAZALORE on shelves later this month--

--VAZALORE launch inventory manufactured and currently shipping to retailers across the country--

Sparta, New Jersey, August 6, 2021 — PLx Pharma Inc. (NASDAQ: PLXP) (“PLx” or the “Company”), a specialty pharmaceutical company focused on its clinically-validated and patent-protected PLxGuard™ drug delivery platform to provide more effective and safer products, with its lead products VAZALORE™ 325 mg and VAZALORE™ 81 mg (referred to together as “VAZALORE”), announced today certain financial and operational results for the three and six months ended June 30, 2021.

Highlights of, and certain events subsequent to, the second quarter of 2021 include:

•	Walmart, Walgreens, Rite Aid, and CVS among the leading retailers to reserve shelf space for all three SKUs of VAZALORE;
•	Extensive distribution for VAZALORE in over 30,000 U.S. retail stores;
•	Launched specialty field force to raise awareness amongst healthcare professionals;
•	Continue to inform specialists through medical conferences, publications and continuing professional education events; and
•	VAZALORE launch inventory manufactured and currently shipping to retailers across the country.

“We are continuing to execute on our commercial strategy with retailers, professionals and consumers,” stated Natasha Giordano, President and Chief Executive Officer of PLx. “We recently deployed our cardiovascular field force to raise awareness amongst specialists and now have sufficient inventory shipping to retailers to fulfill this widespread distribution.”

“Keeping the patient top of mind has always been our guiding principle and we are excited to bring VAZALORE to millions of patients at risk,” concluded Giordano.

Second Quarter 2021 Financial Results

The Company recognized no revenue for the second quarter of 2021 compared to $27,907 for the second quarter of 2020. All the revenue recognized in the 2020 period was attributable to work performed under an award of a National Institutes of Health (“NIH”) grant, which came to an end in the second quarter of 2020.

Research and development expenses were $1.0 million for the second quarter of 2021, compared to $1.4 million in the second quarter of 2020. This decrease is primarily attributable to lower pre-commercial manufacturing-related activities for VAZALORE and the non-recurrence of clinical-related spending for the bioequivalence study in 2020.

Selling, marketing and administrative expense totaled $5.5 million in the second quarter of 2021 compared to $2.2 million in the second quarter of 2020. This increase primarily reflects higher sales and marketing expenses to prepare for the VAZALORE launch and increased non-cash stock-based compensation.

Other expense totaled $10.0 million in the second quarter of 2021 compared to $2.0 million in the second quarter of 2020. The increase is largely attributable to the non-cash change in fair value of warrant liability primarily due to the fluctuation of the price of the Company’s common stock combined with lower net interest due to the payoff of the term loan with Silicon Valley Bank in February 2021.

Net loss attributable to common stockholders for the second quarter of 2021 was $18.7 million, or ($0.79) per basic and diluted share, compared $6.0 million, or ($0.66) per basic and diluted share, for the second quarter of 2020. The second quarter of 2021 included a non-cash loss of $10.0 million, or ($0.42) per share, related to the change in fair value of warrant liability versus a non-cash loss of $1.9 million, or ($0.21) per share for the second quarter of 2020. The second quarter of 2021 also included $2.2 million or ($0.09) per share for the beneficial conversion feature related to the conversion of Series A convertible preferred stock dividends. The second quarter of 2020 included $0.4 million, or ($0.04) per share, for dividends on the Series A and Series B convertible preferred stock. All convertible preferred stock dividends stopped accruing upon U.S. Food and Drug Administration (“FDA”) approval of VAZALORE in first quarter of 2021.

First Half 2021 Financial Results

For the six months ended June 30, 2021, the Company recognized no revenue compared to $30,430 in the comparable period in 2020. All the revenue recognized in the 2020 period was attributable to work performed under an award of an NIH grant, which concluded in the second quarter of 2020.

Research and development expense was $1.9 million for the six months ended June 30, 2021 and for the comparable 2020 period. Research and development expenses primarily reflect pre-commercial manufacturing-related activities for VAZALORE and 2020 included costs related to the bioequivalence study.

Selling, marketing and administrative expense was $8.1 million for the six months ended June 30, 2021, compared to $4.7 million in the comparable period in 2020. The increase primarily reflects higher sales and marketing expenses to prepare for the VAZALORE launch and increased non-cash stock-based compensation.

Other income (expense) was $18.0 million of other expense for the first half of 2021, compared to $2.5 million of net other income for the first six months of 2020. This difference is largely attributable to the non-cash change in fair value of warrant liability due to the fluctuation of the price of the Company’s common stock combined with lower net interest due to the payoff of the term loan in February 2021.

Net loss attributable to common stockholders for the six months ended June 30, 2021 was $30.6 million or ($1.53) per share compared to net loss attributable to common stockholders of $4.8 million, or ($0.53) per share, for the first half of 2020. The first half of 2021 included a non-cash loss of $18.0 million, or ($0.90) per share, as a result of a change in the fair value of the warrant liability versus a non-cash gain of $2.7 million or $0.29 per share for the first half of 2020. The first half of 2021 also included a charge of $2.5 million or ($0.13) per share for the beneficial conversion feature related to the conversion of the Series A convertible preferred stock dividends combined with dividends on the Series A and Series B convertible preferred stock compared to $0.7 million or ($0.08) per share in the first half of 2020 for preferred stock dividends which stopped accruing upon FDA approval of VAZALORE.

As of June 30, 2021, the Company had cash and cash equivalents of $80.2 million.

Conference Call

As previously announced, PLx management will host its second quarter 2021 conference call as follows:

Date:	Friday, August 6, 2021
Time:	8:30 a.m. ET
Toll free (U.S.):	(866) 394-2901
International:	(616) 548-5567
Webcast (live and replay):	www.plxpharma.com under the ‘Investor Relations’ section.

The archived webcast will be available for 30 days via the aforementioned URL.

About VAZALORE

VAZALORE is an FDA-approved liquid-filled aspirin capsule that provides patients with vascular disease and diabetic patients who are candidates for aspirin therapy based on physician recommendation, with fast, reliable and predictable platelet inhibition as compared to enteric-coated aspirin. It also reduces the risk of stomach erosions and ulcers, as compared to immediate-release aspirin, common in an acute setting. To learn more about VAZALORE, please visit www.vazalore.com.

About PLx Pharma Inc.

PLx Pharma Inc. is a specialty pharmaceutical company focused on its clinically-validated and patent-protected PLxGuard™ drug delivery platform to provide more effective and safer products. The PLxGuard drug delivery platform works by targeting the release of active pharmaceutical ingredients to various portions of the gastrointestinal (GI) tract. PLx believes this platform has the potential to improve the absorption of many drugs currently on the market or in development, and to reduce the risk of stomach erosions and ulcers associated with certain drugs.

To learn more about PLx Pharma Inc. and its pipeline, please visit www.plxpharma.com.

Forward-Looking Statements

Any statements made in this press release relating to future financial or business performance, conditions, plans, prospects, trends, or strategies and other financial and business matters, including without limitation, the prospects for commercializing or selling any products or drug candidates, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, when or if used in this press release, the words “may,” “could,” “should,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar expressions and their variants, as they relate to PLx may identify forward-looking statements. PLx cautions that these forward-looking statements are subject to numerous assumptions, risks, and uncertainties, which change over time. Important factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the failure by PLx to secure and maintain relationships with collaborators; risks relating to clinical trials; risks relating to the commercialization, if any, of PLx’s proposed product candidates (such as marketing, regulatory, product liability, supply, competition, and other risks); dependence on the efforts of third parties; dependence on intellectual property, risks that PLx may lack the financial resources and access to capital to fund proposed operations. Further information on the factors and risks that could affect PLx’s business, financial conditions and results of operations are contained in PLx’s filings with the U.S. Securities and Exchange Commission (“SEC”), which are available at www.sec.gov. Other risks and uncertainties are more fully described in PLx’s Form 10-K for the year ended December 31, 2020 filed with the SEC on March 12, 2021, and in other filings that PLx has made or will make going forward. The forward-looking statements represent PLx’s estimate as of the date hereof only, and PLx specifically disclaims any duty or obligation to update forward-looking statements.

Contact

Investor Relations:

Lisa M. Wilson, In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com

Source: PLx Pharma Inc.

FINANCIAL TABLES FOLLOW

PLx Pharma Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2021	December 31, 2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$80,169,469	$22,448,651
Inventory	1,262,481	143,380
Prepaid expenses and other current assets	581,014	393,470
TOTAL CURRENT ASSETS	82,012,964	22,985,501
NON-CURRENT ASSETS
Property and equipment, net	918,856	1,225,879
Right of use assets	298,651	327,161
Goodwill	2,061,022	2,061,022
Security deposit	17,036	17,036
TOTAL ASSETS	$85,308,529	$26,616,599

LIABILITIES, SERIES A AND SERIES B CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$2,382,322	$862,568
Accrued bonuses	516,199	1,184,823
Accrued interest	—	597,411
Term loan, net of discount and fees	—	622,265
Other current liabilities	166,244	275,247
TOTAL CURRENT LIABILITIES	3,064,765	3,542,314
NON-CURRENT LIABILITIES
Warrant liability	25,791,417	9,691,271
Accrued dividends	128,722	2,795,795
Other liabilities	194,471	134,184
TOTAL LIABILITIES	29,179,375	16,163,564

Series A convertible preferred stock: $0.001 par value; liquidation value of $12,642,000; 45,000 shares authorized, 12,642 and 15,000 issued and outstanding, respectively	13,707,935	13,661,578
Series B convertible preferred stock: $0.001 par value; liquidation value of $2,492,722; 25,000 shares authorized, 2,364 and 8,000 issued and outstanding, respectively	2,305,667	7,723,312

STOCKHOLDERS' EQUITY (DEFICIT)
Preferred stock; $0.001 par value; 930,000 shares authorized; none issued and outstanding	—	—
Common stock; $0.001 par value; 100,000,000 shares authorized; 26,145,008 and 13,911,633 shares issued and outstanding, respectively	26,145	13,912
Additional paid-in capital	170,283,101	91,203,050
Accumulated deficit	(130,193,694)	(102,148,817)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	40,115,552	(10,931,855)
TOTAL LIABILITIES, SERIES A AND SERIES B CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)	$85,308,529	$26,616,599

PLx Pharma Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
REVENUES:
Federal grant	$—	$27,907	$—	$30,430
TOTAL REVENUES	—	27,907	—	30,430

OPERATING EXPENSES:
Research and development	982,730	1,394,881	1,942,233	1,908,795
Selling, marketing and administrative	5,497,747	2,207,164	8,134,076	4,700,415
TOTAL OPERATING EXPENSES	6,480,477	3,602,045	10,076,309	6,609,210
OPERATING LOSS	(6,480,477)	(3,574,138)	(10,076,309)	(6,578,780)

OTHER INCOME (EXPENSE):
Interest income (expense), net	4,286	(95,983)	(5,506)	(194,508)
Change in fair value of warrant liability	(10,028,175)	(1,928,843)	(17,963,062)	2,670,410
TOTAL OTHER INCOME (EXPENSE)	(10,023,889)	(2,024,826)	(17,968,568)	2,475,902
LOSS BEFORE INCOME TAXES	(16,504,366)	(5,598,964)	(28,044,877)	(4,102,878)
Income taxes	—	—	—	—
NET LOSS	(16,504,366)	(5,598,964)	(28,044,877)	(4,102,878)

Preferred dividends and beneficial conversion feature	(2,202,687)	(407,335)	(2,524,958)	(727,625)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(18,707,053)	$(6,006,299)	$(30,569,835)	$(4,830,503)

Net loss per common share - basic and diluted	$(0.79)	$(0.66)	$(1.53)	$(0.53)

Weighted average shares of common shares - basic and diluted	23,638,239	9,156,260	20,020,012	9,156,260